Exhibit 99.1

Contact: Marion Ingram	phone: 931-380-2265
Community First, Inc.	fax: 931-388-3188
501 S. James Campbell Blvd
Columbia, Tennessee 38401
For Immediate Release
News Release
COMMUNITY FIRST, INC. TO OFFER 350,000 SHARES OF COMMON STOCK
     COLUMBIA, Tenn., December 6, 2006 — Community First, Inc. announced today that it has commenced the sale of 350,000 shares of common stock at a price of $30.00 per share. Community First expects to consummate the offering by the end of the fourth quarter, although it may extend the offering beyond December 31, 2006 if it has not then completed the sale of all of the shares it is offering.
     This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
     A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. Copies of the prospectus may be obtained from Community First, Inc., Attention: Dianne Scroggins, 501 S. James Campbell Blvd., Columbia, TN 38401, (931) 380-2265. An electronic copy of the prospectus is also available on the Securities and Exchange Commission’s website at www.sec.gov.
     The foregoing statements regarding Community First’s intentions with respect to the sale of its common stock are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary. Community First’s ability to complete the contemplated offering successfully is subject to various risks, many of which are outside of its control, including, but not limited to, prevailing conditions in the public capital markets, anticipated future growth trends, Community First’s ability to successful expand into Williamson and Rutherford Counties, changes in the economic conditions in Community First’s market areas, regulatory and legislature changes, competition in Community First’s market areas, and changes in interest rates as well as other risks and uncertainties as detailed from time to time in the reports filed by Community First with the Securities and Exchange Commission.